Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of our report dated February 22, 2023 with respect to the audited financial statements of 99 Acquisition Group Inc. (the “Company”) as of December 31, 2022 and the related statements of operations, changes in stockholders’ deficit and cash flows for the period from June 14, 2022 (inception) through December 31, 2022. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

February 22, 2023